EXHIBIT 12

                                                                                                 COMPUTATION OF RATIO OF
                                                                                                 EARNINGS TO FIXED CHARGES
                                                                                                                 UNAUDITED

                                                        For the Twelve                           Fiscal Year Ended September 30
                                                                         --------------------------------------------------------
                                                         Months Ended
                                                         June 30, 2000         1999       1998       1997       1996       1995
                                                    -----------------------------------------------------------------------------
EARNINGS:

Income Before Interest Charges and Minority Interest
     in Foreign Subsidiaries (2)                          $221,885          $202,512   $118,085     $169,783  $159,599   $128,061
Allowance for Borrowed Funds Used in Construction              485               303        110          346       205        195
Federal Income Tax                                          51,970            44,583     43,626       57,807    55,148     30,522
State Income Tax                                            13,894             6,215      6,635        7,067     7,266      4,905
Deferred Inc. Taxes - Net (3)                               12,512            14,030    (26,237)       3,800     3,907      8,452
Investment Tax Credit - Net                                 (1,019)             (729)      (663)        (665)     (665)      (672)
Rentals (1)                                                  4,184             4,281      4,672        5,328     5,640      5,422
                                                    ------------------------------------------------------------------------------

                                                          $303,911          $271,195   $146,228     $243,466  $231,100   $176,885
                                                    ==============================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                 $66,218           $65,402    $53,154      $42,131   $40,872    $40,896
Interest on Commercial Paper and
   Short-Term Notes Payable                                 19,436            17,319     13,605        8,808     7,872      6,745
Other Interest (2)                                           5,963             2,835     16,919        4,502     6,389      4,721
Rentals (1)                                                  4,184             4,281      4,672        5,328     5,640      5,422
                                                    ------------------------------------------------------------------------------

                                                           $95,801           $89,837    $88,350      $60,769   $60,773    $57,784
                                                    ==============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                            3.17              3.02       1.66         4.01      3.80       3.06
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   Notes:

   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve months ended June 30, 2000 and fiscal 1999, 1998, 1997, 1996 and 1995 reflect the reclassification of $1,927, $1,839, $1,716, $1,716,
       $1716 and $1,716 representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1998 excludes the cumulative effect of change in accounting.